PROSPECTUS Dated May 18, 2000                      Pricing Supplement No. 43 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-34392
Dated May 19, 2000                                      Dated November 2, 2000
                                                                 Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                  Euro Fixed Rate Senior Bearer Notes Due 2005

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2005) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement. Upon any such redemption, the redemption price will be the amortized principal amount of the notes calculated as described under "Description of Notes--Interest and Principal Payments--Discount Notes."

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Interest and Principal Payments--Discount Notes" and "--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             U.S. $10,000,000

Maturity Date:                June 15, 2005, provided
                              that if such date (or any
                              date of redemption or
                              repayment) is not a
                              business day, the maturity
                              date (or such date of
                              redemption or repayment)
                              will be the next succeeding
                              day that is a business day,
                              unless that succeeding
                              business day would fall in
                              the next calendar month,
                              in which case the maturity
                              date (or such date of
                              redemption or repayment)
                              will be the immediately
                              preceding business day.

Settlement Date
   (Original Issue Date):     November 13, 2000

Interest Accrual Date:        N/A

Issue Price:                  73.50%

Specified Currency:           U.S. Dollars

Redemption Percentage
   at Maturity:               100.00%

Initial Redemption
   Percentage:                N/A

Annual Redemption
   Percentage Reduction:      N/A

Optional Repayment
   Date(s):                   N/A

Interest Rate:                0%

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Interest Payment Dates:       N/A

Denominations:                U.S. $500,000

Business Day:                 New York and London

Common Code:                  012031181

ISIN:                         XS0120311815

Other Provisions:             None


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER